SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Alliance One International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 13, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Alliance One International, Inc. (“Alliance One” or the “Company”), to be held at the Hamner Conference Center, North Carolina Auditorium, 15 TW Alexander Drive, Research Triangle Park, North Carolina, on Thursday, August 13, 2015 at 10:00 a.m. to:

(a)	elect three directors to serve until the 2018 annual meeting, each as named in the accompanying proxy statement;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016;

(c)	adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement;

(d)	approve a stock option exchange program under which eligible employees would be able to exchange certain stock options for a lesser number of restricted share units on terms described in this proxy statement; and

(e)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 12, 2015 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2015.

By Order of the Board of Directors

William L. O’Quinn, Jr.
Secretary

July 10, 2015

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 13, 2015

The Proxy Statement and Annual Report are available on the internet at:

http://www.astproxyportal.com/ast/25603/

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 5, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS

1.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 13, 2015, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

2.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. The Company has engaged                      to assist in the solicitation of proxies and provide informational support for a service fee and the reimbursement of customary disbursements that together are not expected to exceed                      in the aggregate.

3.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 12, 2015, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 88,583,099 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

4.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

5.	How do I vote my shares?

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you may vote your shares: (i) by returning a properly executed proxy card in the envelope provided; or (ii) in person at the Annual Meeting.

If you hold your shares in street name, you may vote: (i) via the internet, by telephone or by returning by mail a properly executed proxy card, depending upon the method(s) made available by your bank or broker; or (ii) in person at the Annual Meeting; however, to vote in person at the Annual Meeting you must contact your bank or broker and obtain a legal proxy to bring to the Annual Meeting.

6.	Will my shares be voted if I do not return my proxy card or instruction form?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless (i) your proxy card is signed and returned, or (ii) you attend the Annual Meeting and vote in person.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors is considered a routine matter for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees, the advisory vote to approve the compensation of executive officers, and the proposal to approve the stock option exchange program are not considered “routine” under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide appropriate voting instructions to your brokerage firm with respect to your vote on these matters.

7.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

8.	Can I change my vote after returning my proxy card or instruction form?

If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the Annual Meeting, delivering another later dated proxy or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must follow the instructions provided by your bank or broker, or contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

9.	How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum will exist at the meeting if holders of record of a majority of the issued and outstanding shares of Alliance One common stock as of June 12, 2015 that are entitled to be voted at the meeting are present in person at the meeting, or represented by proxy at the meeting. For the purpose of determining whether there is a quorum at the meeting, shares represented by proxy at the meeting include shares that are voted as abstentions or with respect to which votes are withheld on a signed proxy and shares held by a broker or bank on behalf of their customers that are voted on any matter.

If a quorum is not present, the meeting may be adjourned from time to time without any further notice other than announcement at the meeting.

10.	What items of business will be conducted at the meeting?

•	The election of three directors to serve until the 2018 annual meeting or, in each case, until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016.

•	The adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

•	The approval of a stock option exchange program under which eligible employees would be able to exchange certain stock options for a lesser number of restricted share units on terms described in this proxy statement.

•	Any other business properly brought before the meeting.

11.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine within 90 days after the certification of the shareholder vote whether to accept the resignation.

12.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

13.	What are the voting choices when casting the advisory vote on the compensation of the Company’s named executive officers and what is the effect of the vote?

When voting on the compensation of the Company’s named executive officers, shareholders may:

•	vote in favor of the compensation of the Company’s named executive officers;

•	vote against the compensation of the Company’s named executive officers; or

•	abstain from voting.

The resolution approving, on an advisory basis, the compensation of the Company’s named executive officers will be adopted if the votes cast “FOR” the resolution exceed the votes cast “AGAINST” the resolution. This vote is not binding upon the Company, the Board or the Executive Compensation Committee. Nevertheless, the Executive Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

14.	How many votes are required to approve the proposed stock option exchange program?

The proposed stock option exchange program will be approved if a majority of the votes cast on the proposal are cast “FOR” approval. Abstentions will count as votes cast on this proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on this proposal and therefore will have no effect on the outcome of the vote on the proposal.

15.	What are the Board’s recommendations on the matters to be presented for a shareholder vote?

The Board recommends that shareholders vote:

•	“FOR” the election as directors of the three nominees named in this proxy statement;

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016;

•	“FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement; and

•	“FOR” approval of a stock option exchange program under which eligible employees would be able to exchange certain stock options for a lesser number of restricted share units on terms described in this proxy statement.

16.	What if I do not specify how I want my shares voted?

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” the election of the director nominees named in this proxy statement; “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors; “FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement; “FOR” approval of a stock option exchange program under which eligible employees would be able to exchange certain stock options for a lesser number of restricted share units on terms described in this proxy statement; and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

17.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

18.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to attend the 2015 annual meeting.

19.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations – 2016 Annual Meeting” and “Shareholder Proposals – 2016 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•	A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•	A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•	A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•	A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•	A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

The Bylaws of the Company provide that the Board shall designate a Chairman of the Board from its membership. It is the Board’s preferred governance structure to separate the roles of Chairman and Chief Executive Officer (“CEO”). The Chairman presides at all meetings of the shareholders, the Board of Directors and the Executive Committee and has such other powers as are conferred upon him or her by the Board. Mark W. Kehaya currently serves as Chairman of the Board and J. Pieter Sikkel serves as President and CEO.

The Company’s Corporate Governance Guidelines provide that if the current governance structure changes and the Chairman also serves as CEO, Board members should raise any issues regarding the performance or compensation of the CEO with the Chairman of the Executive Compensation Committee and all other issues should be raised with the Lead Independent Director.

The Governance and Nominating Committee annually recommends a Lead Independent Director for approval by the Board. The role of the Lead Independent Director is to preside at executive sessions of the non-management directors, act as the liaison between the non-management directors and the CEO, and consult with the Chairman and CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director. C. Richard Green, Jr., currently serves as Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of independent directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s senior management actively oversees the processes by which risk assessment and risk management are undertaken.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third-party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2016 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and address of the notifying shareholders;

•	the number of shares owned by the notifying shareholder;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with director nominations;

•	a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the notifying shareholder; and

•	a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the nomination(s).

To be received in accordance with the Company’s Bylaws, nominations for the 2016 Annual Meeting must be received by the Secretary of the Company not later than April 15, 2016. The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information. The Secretary will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2016 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 12, 2016, and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the Annual Meeting by a shareholder, the proposal must be received by the Secretary of the Company not later than April 15, 2016. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder;

•	any material interest the shareholder has in such business;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with the proposal of business;

•	a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the shareholder;

•	a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business.

The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws currently provide that the Board of Directors consists of eleven directors until the commencement of the annual meeting of shareholders held in 2015, at which time such number shall be ten directors, divided into three classes as nearly equal in number as possible. Current director John M. Hines will be retiring from the Board of Directors as of the commencement of the 2015 annual meeting.

The three directors nominated for election at the 2015 annual meeting to serve three-year terms are Mr. Carl L. Hausmann, Mr. Mark W. Kehaya and Mr. Martin R. Wade, III. Each of the three nominees is currently a director of Alliance One, with a term of office scheduled to expire at the 2015 annual meeting.

The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved each of the nominees for election to the Board of Directors. The Board has determined that each of the nominees, other than Mr. Kehaya, is independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the nominees for election as directors at the 2015 annual meeting and the directors whose term of office will continue after the 2015 annual meeting:

Class III

Nominees for the Term Expiring in 2018

Carl L. Hausmann – Age 68, Director since 2013

Retired since June 2012. Managing Director – Global Government & Corporate Affairs of Bunge Limited, a leading global agribusiness and food company, from April 2010 to June 2012, having previously served as President and Chief Executive Officer of Bunge North America Inc., from January 2004 to March 2010, and President and Chief Executive Officer of Bunge Europe S.A. from October 2002 through December 2003. Prior thereto, Mr. Hausmann served as Chairman and Chief Executive Officer of Cereol SA, from June 2001 to October 2002. Mr. Hausmann currently serves on the board of directors of Wayne Farms, Inc.

Mark W. Kehaya – Age 47, Director since 2005

A founding partner of Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. Mr. Kehaya served as Alliance One’s Interim Chief Executive Officer from December 14, 2010 through February 28, 2013. President, Chief Executive Officer and Chief Operating Officer of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001; and from April 1993 until March 2000, employed by Standard Commercial Corporation (“Standard Commercial”), serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President - Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia. Mr. Kehaya currently serves on the board of directors of Wayne Farms, Inc.

Martin R. Wade, III – Age 66, Director since 2001

President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the internet service provider and applications businesses, since September 2006, and Chief Executive Officer of International Microcomputer Software Inc., since September 2001. Partner in Residence with Catalyst Acquisition Group, an investment firm focusing on the acquisition and restructuring of distressed companies in the United States and internationally, since September 2007. Director, President and Chief Executive Officer of Digital Creative Development Corporation (“DC2”), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May

2001 to August 2001, and Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000. Mr. Wade currently serves on the board of directors of Broadcaster, Inc., and within the last five years has been a director of Advaxis, Inc., Command Security Corporation, Readers Digest Association, Inc., and RDA Holding Co.

Class I

Directors with a Term Expiring in 2016

Jeffrey A. Eckmann – Age 62, Director since 2013

Retired since April 2008. Group President of Reynolds American, Inc., a manufacturer of consumer tobacco products, from October 2006 to April 2008, Executive Vice President – Strategy and Business Development of Reynolds American, Inc., from January 2006 to October 2006, and Executive Vice President – Strategy, Integration, Information Technology and Business Development of Reynolds American, Inc., from September 2004 to January 2006. Senior Vice President and Chief Financial Officer of Brown & Williamson Tobacco Corporation, a manufacturer of consumer tobacco products, from January 2001 to August 2004.

Joyce L. Fitzpatrick – Age 60, Director since 2012

President of Fitzpatrick, Inc., a public relations firm concentrating in corporate and crisis communications, litigation support, issue management, media relations and public affairs, since 2002. Prior thereto, Ms. Fitzpatrick was a Senior Vice President at Ruder-Finn, Inc., a multinational public relations firm.

John D. Rice – Age 61, Director since 2013

Retired since June 2012. Vice Chairman of Archer-Daniels-Midland Company, a Fortune 30 agribusiness, from November 2010 to June 2012. During his 36-year career with Archer-Daniels-Midland, Mr. Rice held numerous senior positions, including the roles of Executive Vice President – Commercial and Production from August 2007 to October 2010, Executive Vice President – Global Risk Management and Marketing from February 2005 to August 2007, and Senior Vice President – Corn Processing, Global BioProducts and Food from February 2000 to February 2005.

Norman A. Scher – Age 77, Director since 1995

Retired since July 2015. Director of Special Projects for Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, from May 2011 through June 2015. Vice Chairman of the Board of Directors of Tredegar from March 2006 to May 2011, President and Chief Executive Officer of Tredegar from September 2001 through February 2006 and Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001. Mr. Scher does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Tredegar Corporation.

Class II

Directors with a Term Expiring in 2017

C. Richard Green, Jr. – Age 71, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Nigel G. Howard – Age 69, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 to present, and Non-Executive Director of Zotefoams from January 2006 to December 2006. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005. Mr. Howard currently serves on the board of directors of Zotefoams PLC.

J. Pieter Sikkel - Age 51, Director since 2011

President and Chief Executive Officer of Alliance One since March 1, 2013, having previously served as President from December 14, 2010 through February 28, 2013, as Executive Vice President – Business Strategy and Relationship Management from April 2007 through December 13, 2010, and as Regional Director of Asia from May 2005 until April 2007. Employed by Standard Commercial from January 1983 until May 2005, serving as Regional Director of Asia from March 1999 until May 2005, Country Manager of China from June 1991 until March 1999, and prior thereto in various positions in South Korea, the Philippines and Thailand.

Director Qualifications

The Company’s Corporate Governance Guidelines require that our directors have diverse professional backgrounds, combine a broad spectrum of experience and expertise and possess a reputation for the highest personal and professional ethics, integrity and values. The Governance and Nominating Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward, and considers factors including experience in areas relevant to the strategy and operations of the Company’s businesses, particularly the tobacco industry, the ability to actively participate in and contribute to the deliberations of the Board, international business experience, the capacity and desire to represent the balanced, best interest of the shareholders, the ability to exercise independent judgment and decision making, the time available to devote to the responsibilities of a director and the Board’s diversity of background, personal and professional experience, gender and ethnicity. Determination of whether an individual meets these qualifications is made in the business judgment of the Board. The Corporate Governance Guidelines do not include any limitations on the age of director nominees.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company. It is the Company’s policy to have a majority of directors qualify as “Independent” under the listing requirements of the New York Stock Exchange and the Company’s own Corporate Governance Guidelines. The Governance and Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

Each of the nominees for election as a director at the 2015 annual meeting and each of the Company’s current directors who will continue in office after the 2015 annual meeting hold or has held senior executive positions in large, complex organizations. In these positions they have also gained experience in core management skills such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

Several of our directors have direct experience in the tobacco industry in addition to their service as a director of our Company or one of its corporate predecessors. Mr. Kehaya, prior to his service as the Company’s Interim Chief Executive Officer between December 2010 and February 2013, served in various management capacities for one of our corporate predecessors, including managing a tobacco processing facility in St. Petersburg, Russia; and has financial experience as a partner at Meriturn Partners, LLC and operating experience as Chief Executive Officer and Chief Operating Officer of Eturn Communications. Mr. Green has significant management experience in the tobacco industry, having served for many years as an executive of British American Tobacco and as a director of ITC Limited (India). Mr. Eckmann served in multiple executive capacities with both Reynolds American and Brown & Williamson, and also has substantial accounting and financial experience as the former Chief Financial Officer of Brown & Williamson. Mr. Sikkel has extensive tobacco industry experience, having served for over twenty years in management positions in the Company and one of our corporate predecessors.

Other directors have considerable managerial and other experience as executives in a broad range of industries. Mr. Wade has substantial managerial and operating experience as Chief Executive Officer of several firms and financial experience as a managing director of Prudential Securities. Mr. Rice has an extensive background in the operation and management of a multinational agribusiness, with multiple executive positions, including Vice Chairman, over his 36-year career with Archer-Daniels-Midland. Mr. Hausmann similarly has extensive experience in managing global agribusiness organizations, including his service as President and Chief Executive Officer of Bunge North America and Chief Executive Officer of Cereol SA, as well as considerable experience in government and corporate affairs from his service as Managing Director of such functions at Bunge Limited. Mr. Scher has extensive managerial, operational and financial experience from his service in various executive capacities with Tredegar

Corporation, including five years as its Chief Executive Officer and the prior twelve years as its Chief Financial Officer. Mr. Howard has significant managerial and international business experience as an executive of Morgan Crucible Company PLC and Assam Carbon Products, Ltd., India. Ms. Fitzpatrick combines executive experience as the president of a corporate communications firm for the past 13 years, and as an officer of a multinational public relations firm before that, with a depth of expertise and public relations experience developed over a more than 25 year career of providing strategic advice to corporations, universities and non-profit organizations.

In connection with his service as a partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, Mr. Kehaya served as interim Chief Executive Officer of Prime Tanning Co., Inc., between March 2009 and December 2009, until a permanent replacement could be found. On November 16, 2010, Prime Tanning Co., Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Maine.

The Governance and Nominating Committee and the Board believe that each of the nominees and the continuing directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. Consideration of the specific experiences, qualifications and skills of the directors as listed above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and continuing directors should serve as a director of the Company.

Board Diversity

Historically, the Board has implemented and assessed the effectiveness of its guideline to achieve diversity in professional backgrounds by reviewing and evaluating information detailing the positions held by incumbent directors and proposed director candidates, as well as the industries in which they work or had worked in the past. The Company’s Corporate Governance Guidelines provide that diversity of gender and ethnicity are factors that the Governance and Nominating Committee may consider in recommending nominees for election to the Board. These factors were considered by the Governance and Nominating Committee in making its recommendation that each of Carl L. Hausmann, Mark W. Kehaya and Martin R. Wade, III be nominated for re-election to the Board. By the inclusion of these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors have the most impact in the evaluation of new candidates joining the Board. The Board believes that Ms.  Fitzpatrick contributes to the Board’s diversity.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Kehaya who served as Interim Chief Executive Officer of the Company between December 2010 and February 2013, and Mr. Sikkel who is currently President and Chief Executive Officer of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Director Stock Ownership Guidelines

In November 2012, the Board of Directors adopted amended stock ownership guidelines pursuant to which each then-incumbent non-executive director has until three years thereafter, and each director elected after November 2012 has three years after the individual becomes a director, to accumulate ownership of Alliance One common stock having a market value that equals or exceeds three (3) times the then-current annual base cash retainer (excluding committee fees and equity grants) payable to non-executive directors for their service on the Board. Shares held by immediate family members residing in the same household, shares of restricted stock (whether vested or unvested), and shares held in trust for the benefit of the director count toward the threshold established under such stock ownership guidelines. Under the guidelines, if a director is not in compliance with the required ownership levels, the director may not dispose of any shares acquired (other than to satisfy the tax liability incurred in connection with the acquisition of the shares). Evaluation of compliance with the guidelines by Ms. Fitzpatrick and Messrs. Green, Howard, Kehaya, Scher and Wade will commence in November 2015, and by Messrs. Eckmann, Hausmann and Rice will commence on the third anniversary of the respective date of their initial election as directors.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation, Governance and Nominating, and Social Responsibility and Corporate Affairs Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual. Further, the Board has determined that each member of the Audit Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.07 of the Listed Company Manual, and that each member of the Executive Compensation Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.05 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2015 by, each current committee of the Board. The Board anticipates that the membership of these committees will be adjusted following the 2015 annual meeting to reflect the retirement of Mr. Hines.

Committee Membership
	Audit	Executive	Executive Compensation	Governance and Nominating	Social Responsibility and Corporate Affairs
Mr. Eckmann	X*				X
Ms. Fitzpatrick				X	X*
Mr. Green		X	X	X
Mr. Hausmann			X		X
Mr. Hines		X	X	X*
Mr. Howard			X*
Mr. Kehaya		X*			X
Mr. Rice	X			X
Mr. Scher	X			X
Mr. Sikkel		X
Mr. Wade	X			X
FY2015 Meetings	9	1	5	5	3

*	Chairman

The Audit Committee currently consists of Mr. Eckmann (Chairman), Mr. Rice, Mr. Scher and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Kehaya (Chairman), Mr. Green, Mr. Hines and Mr. Sikkel. This Committee meets on call and has the authority to act on behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Howard (Chairman), Mr. Green, Mr. Hausmann and Mr. Hines. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Governance and Nominating Committee currently consists of Mr. Hines (Chairman), Ms. Fitzpatrick, Mr. Green, Mr. Rice, Mr. Scher and Mr. Wade. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

The Social Responsibility and Corporate Affairs Committee currently consists of Ms. Fitzpatrick (Chairman), Mr. Eckmann, Mr. Hausmann and Mr. Kehaya. The Committee’s principal responsibilities include monitoring the Company’s strategy regarding, and management of, issues relating to good corporate citizenship, environmental sustainability, human rights and labor practices, health and safety and other emerging social issues (collectively, “Corporate Social Responsibility Issues”); reviewing global regulatory and public policy issues affecting the Company and the Company’s positions thereon; monitoring the Company’s relationships with key stakeholders; monitoring plans for the production of, and review, the AOI Sustainability Report and related issue-specific reports; reviewing the Company’s progress against key sustainability goals, targets and commitments; and reviewing and making recommendations to the Board regarding shareholder proposals relating to Corporate Social Responsibility Issues.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. Mr. Green has served as Lead Independent Director since the 2013 annual meeting of shareholders. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2015, there were seven meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served. All eleven directors then in office attended the 2014 annual meeting.

Compensation of Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. The following table represents the fiscal year 2015 compensation for all directors then in office other than Mr. Sikkel. Compensation information for Mr. Sikkel is disclosed herein under the section entitled “Executive Compensation Tables.”

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Jeffrey A. Eckmann (1)	$84,923	$40,031	—	$124,954
Joyce L. Fitzpatrick (1)	$79,751	$40,031	—	$119,782
C. Richard Green (1)	$92,500	$40,031	—	$132,531
Carl L. Hausmann (1)	$74,923	$40,031	—	$114,954
John M. Hines (1)	$87,500	$40,031	—	$127,531
Nigel G. Howard (1)	$79,500	$40,031	—	$119,531
Mark W. Kehaya (2)	$250,000	$73,682	—	$323,682
John D. Rice (1)	$76,736	$40,031	—	$116,767
Norman A. Scher (1)	$79,500	$40,031	—	$119,531
Martin R. Wade, III (1)	$79,500	$40,031	—	$119,531

(1)	Independent directors received fees based on the following annual retainer schedule:

Type of Service	Annual Retainer
Board Member	$60,000
Lead Independent Director	$10,000
Audit Committee Member	$12,000
Audit Committee Chairman	$10,000
Executive Committee Member	$3,000
Executive Committee Chairman	$5,000
Executive Compensation Committee Member	$12,000
Executive Compensation Committee Chairman	$7,500
Governance & Nominating Committee Member	$7,500
Governance & Nominating Committee Chairman	$5,000
Social Responsibility & Corporate Affairs Committee Member	$7,500
Social Responsibility & Corporate Affairs Committee Chairman	$5,000

(2)	In his capacity as Non-Executive Chairman, Mr. Kehaya received an annual retainer in the amount of $250,000 as his exclusive cash compensation.
(3)	Pursuant to the Incentive Plan initially approved by shareholders on August 16, 2007, as amended and restated with shareholder approval on August 11, 2011 (the “Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. Pursuant to the Incentive Plan and approval by the Board, beginning September 30, 2014, and on the last day of each fiscal quarter thereafter, each non-employee director was/ will be granted common stock equal in value to $17,500, and Mr. Kehaya, in his capacity as Non-Executive Chairman of the Board, was/ will be granted common stock equal in value to $35,000, in each case as determined in reference to the 15 days’ average closing stock price as of the last trading day preceding the grant. Beginning with the March 31, 2015 grant and each quarterly grant thereafter, the Board approved the modification of non-employee director equity compensation to provide for quarterly grants of common stock equal in value to $17,500 for each non-employee director including Mr. Kehaya, determined in reference to the greater of the 15 days’ average closing share price as of the last trading day preceding the grant or a deemed value of $3.00 per share. The values shown for the common stock reflect the grant date fair value of awards determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of April 30, 2015, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On April 30, 2015, there were 88,583,099 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares. Because information in the following table is presented as of April 30, 2015, the share amounts listed in the table and the accompanying footnotes have not been adjusted to give effect to the one-for-ten reverse split of the Company’s common stock effected after the close of business on June 26, 2015.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)	Number of Shares Beneficially Owned(1) (2)		Percent of Class (1) (2)

Jose Maria Costa Garcia	216,809	—	216,809		*
Jeffrey A. Eckmann	68,000	—	68,000		*
Joyce L. Fitzpatrick	61,600	—	61,600		*
C. Richard Green, Jr.	141,300	15,000	156,300		*
Carl L. Hausmann	43,000	—	43,000		*
John M. Hines	5,909	119,750	125,659		*
Nigel G. Howard	136,516	—	136,516		*
Graham J. Kayes	214,348	—	214,348		*
Mark W. Kehaya	1,573,409	4,177,513	5,750,922	(3)	6.5%
William L. O’Quinn, Jr.	197,101	—	197,101		*
John D. Rice	43,000	—	43,000		*
Norman A. Scher	153,763	—	153,763		*
J. Pieter Sikkel	867,674	—	867,674		*
Joel L. Thomas	98,637	—	98,637		*
Martin R. Wade, III	125,100	—	125,100		*

Executive Officers, Directors and Nominees for Director as a Group (includes 16 people total)	3,946,166	4,312,263	8,258,429		9.1%

*	Less than 1%.
(1)	Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of April 1, 2015, as follows: Mr. Costa Garcia, 158,675 shares; Mr. Eckmann, 0 shares; Mrs. Fitzpatrick, 0 shares; Mr. Green, 0 shares; Mr. Hausmann, 0 shares; Mr. Hines, 0 shares; Mr. Howard, 0 shares; Mr. Kayes, 153,275 shares; Mr. Kehaya, 400,000 shares; Mr. O’Quinn, 164,300 shares; Mr. Rice, 0 shares; Mr. Scher, 0 shares; Mr. Sikkel, 775,250 shares; Mr. Thomas, 80,300; Mr. Wade, 0 shares; and the executive officers, directors and nominees as a group, 1,731,800 shares.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)	For Mr. Kehaya, the amount shown includes, in addition to the 400,000 shares subject to presently exercisable options described in note (1) above: (1) 1,169,459 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) an aggregate of 10,874 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (3) 3,950 shares owned indirectly through a 401(k) plan; (4) 5,490 shares owned by Mr. Kehaya’s spouse that he may be deemed to beneficially own; and (5) 4,161,149 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.

Policies Prohibiting Hedging and Pledging Activities

The Company has adopted policies prohibiting directors and executive officers from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, the Company has adopted policies prohibiting directors and executive officers from pledging any Company stock, including without limitation, through the holding of the Company’s securities in margin accounts.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table. Because information in the following table is presented as of dates prior to the effective date of the recent one-for-ten reverse split of the Company’s common stock, the share amounts listed in the table and the accompanying footnotes have not been adjusted to give effect to the reverse split.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)

Aegis Financial Corporation et al. (2) 6862 Elm Street, Suite 830 McLean, Virginia 22101	9,226,291	10.4%

Donald Smith & Co., Inc. et al. (3) 152 West 57th Street New York, New York 10019	8,860,288	10.0%

BlackRock Inc. (4) 55 East 52nd Street New York, New York 10022	7,757,257	8.8%

The Baupost Group, L.L.C., et al. (5) 10 St. James Avenue, Suite 1700 Boston, Massachusetts 02116	6,383,641	7.2%

Mark W. Kehaya (6) 234 Fayetteville Street Mall, Sixth Floor Raleigh, North Carolina 27601	5,750,922	6.5%

Dimensional Fund Advisors LP (7) Building One, 6300 Bee Cave Road Austin, Texas, 78746	5,495,147	6.2%

T. Rowe Price Associates, Inc. (8) 100 E. Pratt Street Baltimore, Maryland 21202	4,710,820	5.3%

(1)	All percentages are based on 88,583,099 shares of our common stock outstanding on April 1, 2015, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.
(2)	Based solely on a Schedule 13G/A filed by Aegis Financial Corporation and Scott L. Barbee on February 10, 2015, reporting information as of January 31, 2015, that indicates that Aegis Financial Corporation beneficially owned 9,226,291 shares and has shared voting power with respect to 9,116,291 shares and shared dispositive power over 9,116,291 shares and that Scott L. Barbee beneficially owned 9,116,291 shares and has sole voting power with respect to 110,000 shares, has shared voting power with respect to 9,116,291 shares, has sole dispositive power over 110,000 shares and shared dispositive power over 9,116,291 shares.

(3)	Based solely on a Schedule 13G jointly filed by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P. on February 3, 2015, reporting information as of December 31, 2014, that indicates that Donald Smith & Co., Inc. has sole power to vote 7,602,438 shares and sole dispositive power over 8,860,288 shares and Donald Smith Long/Short Equities Fund, L.P. has sole voting power with respect to 33,966 shares and sole dispositive power over 8,860,288 shares.
(4)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 22, 2015, reporting information as of December 31, 2014, that indicates that such person beneficially owned 7,757,257 shares and has sole voting power with respect to 7,593,144 shares and sole dispositive power over 7,757,257 shares.
(5)	Based solely on a Schedule 13G/A filed by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman on February 13, 2014, reporting information as of December 31, 2013 that indicates that such persons are the beneficial owners of 6,383,641 shares and have shared voting power and shared dispositive power over all such shares.
(6)	For Mr. Kehaya, the amount shown is as of April 1, 2015 and includes: (1) 1,169,459 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) an aggregate of 10,874 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (3) 3,950 shares owned indirectly through a 401(k) plan; (4) 400,000 shares subject to presently exercisable options held by Mr. Kehaya; (5) 5,490 shares owned by Mr. Kehaya’s spouse that he may be deemed to beneficially own; and (6) 4,161,149 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.
(7)	Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 5, 2015, reporting information as of December 31, 2014, that indicates that such person beneficially owned 5,495,147 shares and has sole voting power with respect to 5,396,383 shares and sole dispositive power over 5,495,147 shares.
(8)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 13, 2015, reporting information as of December 31, 2014, that indicates that such person beneficially owns 4,710,820 shares and has sole voting power with respect to 1,604,620 shares and sole dispositive power over 4,710,820 shares. The Company has been advised by Price Associates that these shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2015, all reports for the Company’s executive officers and directors that were required to be filed under Section  16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

RELATED PARTY TRANSACTIONS

During the fiscal year ended March 31, 2015, the Company purchased tobacco from Msamba Estate Limited for approximately $643,000. Msamba Estate Limited, a commercial tobacco grower in Malawi which has been selling tobacco to the Company and its predecessors since 2001, is owned by the brother of Graham J. Kayes. Mr. Kayes, who was promoted to serve as Executive Vice President - Business Relationship Management and Leaf in July 2014, has not had any involvement in the sales transactions between the Company and Msamba Estate Limited. The price paid to Msamba Estate Limited for the tobacco was at the same price paid to other Malawi growers for the same grades and types of tobacco. Msamba Estate Limited is under contract to sell tobacco to the Company during the current crop; however, the exact amount of any such sales will not be known until purchasing concludes in Malawi later this year.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Eckmann (Chairman), and Messrs. Rice, Scher and Wade. The Committee met nine times during fiscal year 2015.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that each of Mr. Eckmann and Mr. Wade meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 407 of Regulation S-K. As stated above, Messrs. Eckmann, Rice, Scher and Wade have been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding Auditing Standard No. 16, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2015 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee:

Jeffrey A. Eckmann, Chairman

John D. Rice

Norman A. Scher

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2015 and March 31, 2014; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2016.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2014 and March 31, 2015:

	FY 2014	FY 2015

Audit Fees(1)	$3,874,133	$4,280,144
Audit-Related Fees(2)	131,678	93,566
Tax Fees(3)	90,966	104,991
All Other Fees(4)	—	—
Total	$4,096,777	$4,478,701

(1)	Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.
(2)	Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews and consultation regarding financial accounting and reporting standards.
(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)	All Other Fees. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2014 and 2015 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2016, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2016.

PROPOSAL THREE

ADVISORY VOTE ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2015 annual meeting of shareholders.”

This advisory vote is nonbinding on the Company; however, the Board and the Executive Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

As described in detail below under the section entitled “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to tie pay to performance. For fiscal year 2015, the Company’s consolidated earnings before interest and taxes, excluding discreet projects (EBIT) of $129,217,000 and economic profit of $(96,748,000) were below the Company’s threshold expectations when financial performance objectives underlying annual incentive awards for fiscal year 2015 had been set. As a result of this performance, the Company’s Named Executive Officers received no incentive compensation payments based on financial performance metrics for fiscal year 2015 under our annual incentive compensation plan.

In addition, as a result of not achieving financial metrics, long-term performance-contingent share units awarded in fiscal years 2014 and 2015 with vesting based on fiscal year 2015 performance were not earned. The restricted share units awarded in fiscal year 2015 establish a retention incentive for the executive officers.

We believe that our compensation program, with its balance of short-term incentives and long-term incentives and of cash and equity compensation, along with share ownership requirements, reward sustained performance that is aligned with long-term shareholder interests. We have concluded that the compensation paid or awarded to each executive officer for the most recent fiscal year was reasonable and appropriate. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following sections contain the Compensation Discussion and Analysis (“CD&A”). This CD&A provides an overview and analysis of the Company’s fiscal year 2015 executive compensation program and the material compensation decisions that were made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” in the following section “Executive Compensation Tables.” This group of executive officers is collectively referred to as the “Named Executive Officers” throughout this document. During fiscal year 2015, our Named Executive Officers were:

•	J. Pieter Sikkel, President and Chief Executive Officer (principal executive officer)

•	Joel L. Thomas, Executive Vice President, Chief Financial Officer (principal financial officer)

•	Graham J. Kayes, Executive Vice President, Business Relationship Management and Leaf

•	Jose Maria Costa Garcia, Executive Vice President, Global Operations and Supply Chain

•	William L. O’Quinn, Jr., Senior Vice President, Chief Legal Officer and Secretary

Executive Summary

The Company is principally engaged in the intensely competitive, cyclical and challenging business of purchasing, processing, storing and selling leaf tobacco in the United States, Africa, Europe, South America and Asia, which involves a significant degree of global complexity and risk. Fiscal year 2015 continued to be a challenging year, impacted by global oversupply conditions and changing industry dynamics, forcing the Company to implement strategic initiatives to better position the Company to serve its customers consistent with the evolving market environment.

In March 2015, the Company announced a global restructuring program focusing on efficiency and cost improvements. With the execution of the restructuring program, combined with our focus on continuous improvement, we anticipate we will further improve efficiencies, reduce our cost structure and optimize our global footprint in order to deliver improved shareholder value.

With the global restructuring program and continued emphasis on improving efficiencies, we are addressing the changing market conditions and strengthening our global competitive position. However, fiscal year-end results fell short of the financial targets set by the Executive Compensation Committee of the Board of Directors (the “Committee”). As discussed in more detail under the section entitled “Incentives,” based on the annual incentive plan targets and metrics applicable to each Named Executive Officer, no annual incentive compensation payouts resulted from the financial metrics for fiscal year 2015. In addition, no incentive compensation payments based on financial metrics for fiscal year 2015 were made under the long-term performance-contingent share units awarded in fiscal years 2014 and 2015 for the performance period ending March 31, 2015.

Pay for Performance

Prior to the beginning of fiscal year 2015, the Committee reviewed the executive compensation programs and determined that in light of the Company’s strategic goals and operating strategy, the annual incentive and long-term incentive plan designs for the Named Executive Officers that were approved for fiscal year 2014 continue to support the ultimate goal of driving shareholder value. Therefore, no substantial changes were made for fiscal year 2015.

The approved annual incentive plan for the Named Executive Officers is based on achieving the pre-established target metrics of consolidated earnings before interest and taxes, excluding discrete projects, and a consolidated economic profit measure. These target metrics were selected for the Named Executive Officers because they are responsible for the major profit and loss and balance sheet economic decisions, investment allocations and refinancing decisions of the Company, all of which impact earnings before interest and taxes and economic profit measures.

In addition, the approved long-term incentive plan for the Named Executive Officers provides for a three-year time frame consisting of a combination of performance-contingent share unit and restricted share unit awards. The Committee believes that using the combination of performance-based and time-based awards addresses the goal of motivating long-term performance while providing for retention.

The Company and the Committee believe that the compensation program should be designed so that pay is commensurate with the level of performance generated, with incentive compensation opportunity representing the majority of the total target compensation. Accordingly, the base salaries for our Named Executive Officers are set within a range of the market median and, on average, the Named Executive Officers had 56% of their target compensation “at-risk,” or dependent upon the Company’s performance, as detailed under the section entitled “Elements of Compensation.” The annual and long-term incentive programs are discussed in detail under the section entitled “Incentives.”

Fiscal Year 2014 Executive Compensation Vote

Beginning in 2011, the Company provided an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval at the fiscal year 2014 annual meeting of shareholders, with more than 97% of the votes cast in favor of the compensation of our named executive officers as described in our fiscal year 2014 proxy statement. The Committee acknowledged the overwhelming support received from our shareholders and viewed the results as confirmation of the Company’s executive compensation policies and decisions. Accordingly, the compensation philosophy and objectives were not significantly changed in 2015.

Compensation Philosophy and Core Principles

The primary objectives of our compensation and benefit programs are:

•	to attract, motivate and retain qualified executive talent to provide strong, competitive leadership;

•	to align the interests of our executives with the interests of our shareholders;

•	to support a pay-for-performance culture which encourages and rewards the achievement of the Company’s strategic, financial and operating performance objectives; and,

•	to maintain a cost-effective structure that is aligned with the interests of our shareholders.

Role of Executive Compensation Consultant

Under its charter, the Committee is responsible for selecting and retaining its advisors. For fiscal year 2015, the Committee retained Radford, an Aon Hewitt company (“Radford” or the “Consultant”), as its independent third-party advisor to provide advice, research, evaluation and design services related to executive compensation. During fiscal year 2015, Radford also provided advice, research, evaluation and design services related to Board of Directors’ compensation to the Governance and Nominating Committee of the Board of Directors, but provided no services to the Company other than the executive compensation and board compensation consulting services provided to the Committee and the Governance and Nominating Committee. Radford reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. The Committee considered the relevant factors set forth in the rules of the New York Stock Exchange and believes Radford is able to provide independent advice, free from conflicts of interest, to the Committee concerning executive compensation matters.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing and overseeing executive compensation for the Named Executive Officers. As part of this responsibility, the Committee, along with the other Independent Directors, also evaluates the performance of the President and Chief Executive Officer (“CEO”) and determines the CEO’s compensation based on such performance assessment as well as the Company’s compensation philosophy. Prior to the beginning of the fiscal year, based on independent data provided by Radford, as well as individual performance evaluation results, the CEO made recommendations to the Committee for the base salary and incentive compensation opportunities of the Named Executive Officers other than himself.

For fiscal year 2015, in determining and assessing the compensation levels and structure, the Committee reviewed and considered market data and information provided by Radford, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the CEO. In addition, given the limited number of direct competitors for which data is available, the market data provided by Radford was obtained from independent published compensation surveys as well as from a selected group of peer companies. The Committee frequently reevaluates the group of peer companies for reasonableness based on the following criteria:

•	Companies with whom we compete directly;

•	Companies with an international scope;

•	Companies of similar size with regard to revenues; and,

•	Companies with a similar place in the supply chain.

For fiscal year 2015, the following companies were selected by the Committee for use as the group of peer companies:

•	Chiquita Brands International, Inc.

•	Clearwater Paper Corporation

•	Greif, Inc.

•	KapStone Paper and Packaging Corporation

•	International Flavors and Fragrances, Inc.

•	Louisiana-Pacific Corporation

•	McCormick & Company, Incorporated

•	Neenah Paper, Inc.

•	P. H. Glatfelter Company

•	Packaging Corporation of America

•	Sanderson Farms, Inc.

•	Schweitzer-Mauduit International, Inc.

•	Seneca Foods Corporation

•	The Andersons, Inc.

•	The Hain Celestial Group, Inc.

•	TreeHouse Foods, Inc.

•	Universal Corporation

•	Verso Paper Corp.

The Committee uses a consistent approach in setting compensation opportunities for the Named Executive Officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Although the Committee reviews the compensation practices of the companies in the peer group, the Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of the Named Executive Officers as well as the Company’s overall financial and competitive performance. The Committee also reviews composite market data from independent published compensation surveys, as noted above, which provides general background information. However, the Committee’s benchmarking analysis focused on data with respect to the peer group of companies named above when making compensation policies and decisions.

Elements of Compensation

To meet our compensation objectives, our compensation programs must be both competitive and reflect an appropriate balance of performance-based versus fixed, and cash versus equity, compensation. The Committee regularly reviews the compensation programs based on our strategy and the market to ensure alignment with our core compensation principles and objectives. Accordingly, the compensation mix may vary over time and among executives. In general, overall compensation levels are targeted at the median of competitive practice, but actual pay earned varies based on Company and individual performance.

The core elements of compensation for the Named Executive Officers are described in the following table:

Element	Description		Objective
Base salary (typically 40% - 50% percent of an officer’s target compensation)	Fixed compensation typically set within range of market median	•	Provides base economic security at a level consistent with competitive practices
		•	Reflects role and responsibility of executive
		•	Affected by individual performance, experience, level of responsibility and future potential.

Annual incentives (typically 30% - 40% of an officer’s target compensation)	Variable cash compensation linked to corporate objectives Actual payment based on performance	•	Provides alignment to annual operating and long-term business strategy through corporate objectives

Long-term incentives (typically 10% - 20% of an officer’s target compensation)	Long-term equity compensation in the form of performance shares and restricted stock	•	Provides link to shareholder value creation
		•	Motivates and rewards for financial performance over a sustained period
		•	Fosters retention of key employees

Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	•	Ensure employee health, welfare, and retirement needs
		•	Fosters retirement and savings planning
		•	Provides retirement security

Base Salaries

Base salaries serve as the foundation of the Company’s compensation program, as the majority of other compensation elements are generally determined as a percentage of base salary. Base salary levels are targeted to approximate the median salary of those presented in the competitive market data. However, an individual’s actual salary may deviate from the market median based on the Committee’s subjective evaluation of a number of factors, including the role and nature of the job relative to market information as well as the individual’s performance, tenure and qualifications. Base salaries are adjusted periodically (typically at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company.

After considering the principles and market data discussed above, in March 2014, the Committee reviewed the base salary of each of the Named Executive Officers, with the exception of Mr. Kayes, and the following salaries were approved effective April 1, 2014:

Fiscal Year 2015 Base Salaries of Record
	FY2014 Base	FY2015 Base
Name	Salary	Salary	% Increase
J. Pieter Sikkel	$550,000	$600,000	9%
Joel L. Thomas	$330,000	$330,000	0%
Jose Maria Costa Garcia	$309,000	$320,000	4%
William L. O’Quinn, Jr.	$291,750	$300,500	3%

In recognition of his promotion to Executive Vice President, Business Relationship Management and Leaf, effective July 1, 2014, Mr. Kayes’s base salary was set at $320,000. Consistent with our compensation strategy, Mr. Kayes’s base salary was determined based on competitive market data provided by Radford, his new job responsibilities and the Committee’s subjective assessment of their future potential and value to the Company.

Each of the Named Executive Officer’s base salaries are at or below the market median when compared to the median salary of those presented in the competitive market data.

Incentives

For fiscal year 2015, as noted above under the section entitled “Pay for Performance,” the Committee approved annual and long-term incentive programs that strengthen senior management’s alignment with the interest of shareholders and that are designed to drive a true pay-for-performance culture. The goal of both the annual and long-term incentive programs is to provide significant incentive to senior executives to consider both the short-term and long-term impact when making business decisions to strengthen our organization and to position the Company for long-term success in order to deliver added value for our customers and shareholders. Below are details describing the Company’s annual and long-term incentive plans:

Annual Incentives

The purpose of the annual incentive plan is to reward the achievement of key corporate financial and strategic objectives that lead to business growth and increased shareholder value. For fiscal year 2015, the Committee approved the Annual Incentive Plan (the “AIP”), pursuant to which Named Executive Officers were eligible for cash bonus awards. Annual incentives under the AIP are structured to provide for varying target award opportunities expressed as a percentage of annual base salary with actual awards reflecting achievement of Company goals.

Each year management presents to the Board an operating strategy and financial plan for the year. The Committee, with input from its compensation consultant and management, established and approved the AIP’s key performance measures and corporate goals for the year. For fiscal year 2015, the Company performance was measured using an equally weighted combination of (a) consolidated earnings before interest and taxes, excluding discreet projects (“EBIT”) and (b) a consolidated “economic profit” measure based on earnings less the opportunity cost of the net assets employed in the business and after certain adjustments. The Company believes that these measures closely align with shareholder value creation. The Company performance goals are expressed as “threshold,” “target,” and “maximum” objectives for the executives. “Threshold” is the minimum level of performance at which AIP awards begin. Achievement of the “target” goal is rewarded at 100% of the target bonus opportunity. Achievement at or above the “maximum” level results in 200% of target bonus opportunity. Performance between “threshold” and “target,” or “target” and “maximum” is interpolated. The Committee generally intends to set Company performance targets that are challenging yet provide executives with a reasonable opportunity to reach threshold, while requiring meaningful growth to reach target and substantial growth to reach maximum. The amount of growth required to reach maximum is developed within the context of the annual operating plan, and while difficult to achieve, is not viewed to be so aggressive as to entice executives to take inappropriate risks that could threaten financial or operating stability.

For fiscal year 2015, the Committee approved the following Company performance goals for the AIP:

(000’s)	Threshold	Target	Maximum	FY2015 Actual Results
EBIT (1)	137,200	169,400	201,600	129,217
Economic Profit (Loss) (2)	(72,500)	(47,000)	0	(96,748)

(1)	EBIT is the Company’s consolidated earnings before interest and taxes, excluding discreet projects.
(2)	Economic profit is the consolidated earnings before interest and taxes after certain adjustments, minus a capital charge multiplied by average funds employed.

The Committee maintains discretion to reduce the payment amounts for annual incentives awards under the AIP if the performance targets are achieved.

For fiscal year 2015, the Company’s EBIT and Economic Profit levels were below the thresholds set by the Committee. Therefore, no payouts under the AIP were awarded. The 2015 AIP award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented below:

FY2015 AIP Awards
	AIP Target	AIP Target	AIP Maximum	AIP Actual
Name	Opportunity (%)	Opportunity ($)	Opportunity ($)	Award ($)
J. Pieter Sikkel	100%	$600,000	$1,200,000	$0
Joel L. Thomas	75%	$330,000	$660,000	$0
Graham J. Kayes	75%	$320,000	$640,000	$0
Jose Maria Costa Garcia	75%	$320,000	$640,000	$0
William L. O’Quinn, Jr.	75%	$300,500	$601,000	$0

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of the Named Executive Officers’ compensation. The purpose of long-term incentive compensation is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation.

In August 2011, the shareholders approved the Alliance One International, Inc. Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”). The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

On June 16, 2014, the Committee awarded the Named Executive Officers a combination of performance-contingent share units and restricted share units with the goal of motivating long-term performance and shareholder value creation, while providing a retention element.

The table below shows the fiscal year 2015 incentive plan awards granted to the Named Executive Officers, along with the value of these awards as of the date of grant:

FY2015 Long-Term Incentive Plan Awards
Name	Grant Date Value of LTIP Awards (1)	Estimated Future Payouts Under the Performance - Contingent Awards Granted 6/16/2014 (2)			Restricted Share Units Granted 6/16/2014
		33% (#)	100% (#)	200% (#)	(#)
J. Pieter Sikkel	$285,600	11,550	35,000	70,000	70,000
Joel. L. Thomas	$183,600	7,425	22,500	45,000	45,000
Graham J. Kayes	$142,800	5,775	17,500	35,000	35,000
Jose Maria Costa Garcia	$142,800	5,775	17,500	35,000	35,000
William L. O’Quinn, Jr.	$142,800	5,775	17,500	35,000	35,000

(1)	The value as of the grant date is the number of performance-contingent share unit awards at target (100%) plus the number of restricted share unit awards multiplied by the closing price on the date of grant. The closing price of Alliance One International, Inc. common stock on June 16, 2014 was $2.72 per share.
(2)	The actual number of shares that will be earned at the end of the performance period, if any, cannot be determined because the shares earned will be based on future performance.

The performance-contingent share unit awards are earned if certain cumulative company-wide performance criteria are met over a three-year performance period ending March 31, 2017. The performance measure used for the fiscal year 2015 performance-contingent share unit awards is based on a performance matrix comprised of the Company’s Consolidated Net Debt and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) at the end of the Performance Periods. Consolidated Net Debt for this purpose means the sum of the Company’s consolidated long-term debt, current maturities of long-term debt and notes payable to banks minus the Company’s consolidated cash and cash equivalents at the end of the performance periods. EBITDA for this purpose means the EBITDA as derived from information presented in the Company’s audited financial statements, with any adjustments as may be determined by the Committee in its sole and absolute discretion, regardless of whether any such adjustment increases or decreases EBITDA as would otherwise be determined.

The performance-contingent share unit awards earned will depend on the Company’s performance for three separate performance periods—(1) the fiscal year ended March 31, 2015, (2) the two fiscal-year period ending March 31, 2016 and (3) the three fiscal-year period ending March 31, 2017—against a performance matrix of cumulative EBITDA for the period and Consolidated Net Debt at period end. If performance is sufficient to register on the matrix for (1) the fiscal year ending March 31, 2015 and/or (2) the fiscal year period ending March 31, 2016, the company will pay out one-sixth of the award earned on the performance matrix (i.e., one-half of one-third of the total award) for that performance period. Any shares earned, net of taxes, must be held until the end of the three-year performance period and the final award earned will be net of any interim awards earned. The Committee, in its discretion, may adjust the number of performance share unit awards earned in recognition of other performance factors that the Committee deems relevant.

The performance matrix is designed to reflect a probability of success and level of difficulty for meeting the goals. There is a significant risk that no shares will be earned or vest at all or will be earned or vest at less than 100% of the target amount. These performance criteria were set by the Committee in June 2014 to encourage performance by executive officers and to achieve the Compensation Committee’s compensation objectives. Based on EBITDA and Net Debt levels for and at the end of fiscal year 2015, no shares vested under the performance-contingent share unit awards for fiscal year 2015.

The restricted stock units set forth in the table above ratably vest one-third per year over three years after the date of grant in the event that the executive officer is still employed by the Company at that time. Upon vesting, one share of common stock is delivered for each vested unit. Once the restricted share unit awards vest, 100% of the shares earned/vested, net of taxes, must be held until the earliest of (a) June 16, 2017 or (b) termination of employment. This holding period is intended to foster long-term share ownership. In addition to providing an incentive to increase the value of the Company’s common stock, these units also provide for the retention of executive officers.

Stock Ownership Guidelines

In addition to the holding periods described above, executive officers are subject to minimum stock ownership guidelines to align the executive’s interests with those of the shareholders and strongly motivate executives to build long-term shareholder value. The Executive Stock Ownership Guidelines require the President and Chief Executive Officer to own Company stock with a market value equal to or exceeding four (4) times his base salary and require the other Named Executive Officers to own Company stock with a market value equal to or exceeding two (2) times base salary. Full compliance with the target ownership guidelines must be achieved within the later of five (5) years of the date these guidelines were approved by the Board, or five (5) years from the date of the executive’s appointment or promotion into the respective position. As of March 31, 2015, each of the Named Executive Officers are making progress towards reaching the threshold established by the guidelines.

Clawback in the Event of Prohibited Activity

The Company’s long-term incentive award grant agreements include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Named Executive Officers

As part of its total compensation package, the Company provides Named Executive Officers with the same benefit package available to all salaried employees. The benefits package includes a cash balance pension plan and a qualified 401(k) plan. Named Executive Officers participate in these plans on the same terms as other salaried employees. The ability of Named Executive Officers to participate fully in these plans is limited under Internal Revenue Code and ERISA requirements. As such, each of the Named Executive Officers are participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), a nonqualified defined contribution pension plan.

The Company provides other limited perquisites which are generally provided through the Company’s relocation and mobility policies. These policies are intended to facilitate the movement of company personnel around the globe to meet critical staffing needs and may allow for gross-up adjustments on certain compensation and benefits provided under the policies. The Committee believes market-based relocation and international mobility policies are important for an international company with a presence in over 35 countries and employees that are frequently asked to move to other locations.

Employment and Consulting Agreements

Effective March 1, 2013, the Company entered into an employment agreement with Mr. Sikkel to provide the terms and conditions of his employment as President and Chief Executive Officer. This contract generally addresses Mr. Sikkel’s role and responsibilities as well as his rights to compensation and benefits. This contract also contains termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. Mr. Sikkel’s contract is described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control - Employment Agreements.”

Severance Agreements and Change in Control (“CIC”) Policy

The Company does not have any change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreement with Mr. Sikkel. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but may do so should a change in facts and circumstances warrant a change in this policy.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. The Company and the Committee intend to administer the compensation plans in a manner that maintains an appropriate cost structure and is aligned with shareholder interests.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the compensation program for executive officers based on various performance criteria as described above, certain aspects of the program do not comply with the requirements for deductibility under Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee believes that the achievement of the Company’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests.

Fiscal Year 2016 Compensation Planning

Effective April 1, 2015, the Committee approved freezing the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”). As such no company pay credits will be provided to participant accounts and any credits to the participant accounts will be limited to interest credits after April 1, 2015. The Committee will review the Company’s performance annually to determine if pay credits will be reinstated in future years.

Annual Incentives

The Committee has continued to work with Radford in reviewing The Company’s compensation programs in light of the Company’s strategic goals and operating strategy and competitive market practices. The overall purpose of this review is to ensure the Company’s compensation programs continue to align with the core compensation principles and objectives of the Company while maintaining a cost-effective structure that is aligned with the interests of our shareholders.

In reviewing the annual incentive plan, the Committee has approved a new plan design for fiscal year 2016 that will focus on reducing debt and improving cash operating income. Target metrics for the Executive Officers will consist of a debt reduction target as well as a target for improvement over prior year adjusted net income. For this purpose, “adjusted net income” is defined as operating income plus restructuring and asset impairment charges minus cash interest and cash taxes minus routine capital expenditures. The Committee has chosen these targets as they will help us meet the goal of reducing debt, reducing interest expense, improving cash operating income and improving earnings, all of which ultimately improves shareholder value.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Nigel G. Howard, Chairman

C. Richard Green, Jr.

Carl L. Hausmann

John M. Hines

Executive Compensation Tables

The following tables reflect the compensation for the Named Executive Officers who were serving as such during the most recent fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings(3) ($)		All Other Compensation(4) ($)		Total ($)
J. Pieter Sikkel (5)	2015		$600,000		—	$285,600		—	—		$76,529		$5,450		$967,579
President and Chief Executive Officer	2014		$550,000		—	$404,250		—	—		$53,371		$5,474		$1,013,095
	2013		$447,104		$300,000	—		$790,000	—		$74,938		$10,865		$1,622,907

Joel L. Thomas (6)	2015		$330,000		—	$183,600		—	—		$45,269		—		$558,869
Executive Vice President, Chief Financial Officer	2014		$292,500		—	$34,650		—	—		$12,772		—		$339,922

Graham J. Kayes (7)	2015		$304,975		—	$142,800		—	—		$59,057		$180,791		$687,623
Executive Vice President, Business Relationship Management and Leaf

Jose Maria Costa Garcia	2015		$320,000		—	$142,800		—	—		$43,911		$57,757		$564,468
Executive Vice President, Global Operations and Supply Chain	2014 2013	$ $	309,000 280,760	$	— 125,000	$202,125 —	$	— 158,000	— —	$ $	41,898 35,146	$ $	52,387 81,839	$ $	605,410 680,746

William L. O’Quinn, Jr.	2015		$300,500		—	$142,800		—	—		$35,192		$5,244		$483,736
Senior Vice President, Chief Legal Officer and Secretary	2014		$291,750		—	$202,125		—	—		$26,749		$5,143		$525,767
	2013		$283,250		$125,000	—		$158,000	—		$30,106		$5,041		$601,398

(1)	Reflects the grant date fair value of awards made in the fiscal year determined in accordance with ASC Topic 718. Values above indicate the grant date fair value for awards made during fiscal year 2015 of restricted share units and performance-contingent share units, the grant date values of which are based on the “target” levels for these awards. The grant date fair value of the performance-contingent share units calculated at the maximum payout level are $190,400 for Mr. Sikkel, $122,400 for Mr. Thomas, and $95,200 for Messrs. Kayes, Costa Garcia and O’Quinn, which would increase the aggregate amounts reported under this column to $380,800 for Mr. Sikkel, $244,800 for Mr. Thomas and $190,400 for Messrs. Kayes, Costa Garcia and O’Quinn. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. However, for the purpose of this table, the grant date fair value excludes the effect of estimated forfeitures.
(2)	No option awards were made during fiscal year 2015.

(3)	Reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits plus the Company’s contributions to the Nonqualified Deferred Compensation program in fiscal years 2015, 2014 and 2013. See the “Pension Benefits Table” and the “Nonqualified Deferred Compensation Table” for additional information. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2015, 2014 or 2013, respectively.
(4)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2015:

Name	401(k) Company Match(a)	Relocation Expenses (b)	Tax Reimbursement Payments(c)	Other Perquisites or Payments (d)	Total
J. Pieter Sikkel	$5,450	—	—	—	$5,450
Joel L. Thomas	—	—	—	—	—
Graham J. Kayes	$2,133	$96,959	$34,685	$47,014	$180,791
Jose Maria Costa Garcia	$3,733	$21,600	$27,777	$4,647	$57,757
William L. O’Quinn, Jr.	$5,244	—	—	—	$5,244

(a)	Company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)	Reflects a housing allowance in the amount of $12,600, a relocation allowance in the amount of $32,000, temporary housing in the amount of $4,912, temporary car rental in the amount of $2,759, relocation and household goods move services in the amount of $34,500 and immigration services in the amount of $10,188 paid to or on behalf of Mr. Kayes in connection with his relocation to Corporate Headquarters due to his promotion to Executive Vice President – Business Relationship Management and Leaf on July 1, 2014.

Reflects a housing allowance paid to Mr. Costa Garcia in connection with his relocation to Corporate Headquarters due to his promotion to Executive Vice President. Global Operations and Supply Chain on August 1, 2012.

(c)	Reflects the tax gross up on housing and home leave benefits in the amount of $19,850 provided to Mr. Kayes, relating to his international transfer on July 1, 2014, and reflects the tax gross up on compensation and benefits in the amount of $14,835 provided to Mr. Kayes relating to his international assignment in Africa prior to his international transfer to the United States on July 1, 2014, as provided in the Company’s international mobility policies.

Reflects the tax gross up on the housing and home leave benefits provided to Mr. Costa Garcia, as provided in the Company’s international mobility policies, relating to the international transfer of Mr. Costa Garcia on August 1, 2012.

(d)	Reflects the payment of tax preparation services in the amount of $3,060 and home leave in the amount of $11,895 for Mr. Kayes relating to his international transfer on July 1, 2014, and reflects the payment of a foreign service premium in the amount of $6,498, hardship allowance in the amount of $6,498, utilities allowance in the amount of $2,313, and the fringe benefit tax value of the house provided to Mr. Kayes in the amount of $16,750 relating to his international assignment in Africa prior to his international transfer to the United States on July 1, 2014, as provided in the Company’s international mobility policies.

Reflects the payment of home leave for Mr. Costa Garcia as provided in the Company’s international mobility policies relating to his international transfer on August 1, 2012.

(5)	Mr. Sikkel was promoted to President and Chief Executive Officer on March 1, 2013.
(6)	Mr. Thomas was promoted to Executive Vice President, Chief Financial Officer on January 1, 2014.
(7)	Mr. Kayes was promoted to Executive Vice President, Business Relationship Management and Leaf on July 1, 2014.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2015.

Grants of Plan Based Awards for FY2015
Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards(3)	All Other Option Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/sh)	($/sh)
J. Pieter Sikkel	4/1/2014	$0	$600,000	$1,200,000	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	70,000	—	—	$190,400
	6/16/2014	—	—	—	0	35,000	70,000	—	—	—	$95,200
Joel L. Thomas	4/1/2014	$0	$247,500	$495,000	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	45,000	—	—	$122,400
	6/16/2014	—	—	—	0	22,500	45,000	—	—	—	$61,200
Graham J. Kayes	4/1/2014	$0	$240,000	$480,000	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	35,000	—	—	$95,200
	6/16/2014	—	—	—	0	17,500	35,000	—	—	—	$47,600
Jose Maria Costa Garcia	4/1/2014	$0	$240,000	$480,000	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	35,000	—	—	$95,200
	6/16/2014	—	—	—	0	17,500	35,000	—	—	—	$47,600
William L. O’Quinn, Jr.	4/1/2014	$0	$225,375	$450,750	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	35,000	—	—	$95,200
	6/16/2014	—	—	—	0	17,500	35,000	—	—	—	$47,600

(1)	The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the Annual Incentive Plan targets and goals approved by the Committee. See the section entitled “Compensation Discussion and Analysis—Incentives—Annual Incentives” for additional information.
(2)	This column represents the performance-contingent share units granted to each Named Executive Officer. The amounts in the threshold, target and maximum columns represent the potential number of shares that may be earned or that may vest if certain company-wide performance criteria are met at the end of the performance period. See the section entitled “Compensation Discussion and Analysis—Incentives—Long-Term Incentive Compensation” for additional information.
(3)	This column represents restricted share units grated to each Named Executive Officer. See note 1 to the “Summary Compensation Table” for information regarding the calculation of grant date fair value and the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” for additional information.
(4)	The amounts in this column reflect the grant date fair value under ASC Topic 718 of respective awards of performance-contingent share units and restricted shares units. For awards of performance-contingent share units, the amounts shown are based on the “target” level of these awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted share unit and performance-contingent share unit awards held by the Named Executive Officers at March 31, 2015:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($ )	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
J. Pieter Sikkel	11,250	—		$3.9600	8/30/2015
	15,000	—		$3.9400	8/17/2016
	49,000	—		$7.4800	8/16/2017
	400,000	100,000	(2)	$6.0000	3/24/2021
	200,000	300,000	(3)	$6.0000	4/17/2022
						46,666	(4)	$51,333
						70,000	(5)	$77,000
									35,000	(6)	$38,500
									35,000	(7)	$38,500
Joel L. Thomas	5,000	—		$3.7200	12/15/2015
	5,000	—		$3.9400	8/17/2016
	14,300	—		$7.4800	8/16/2017
	32,000	8,000	(2)	$6.0000	3/24/2021
	16,000	24,000	(3)	$6.0000	4/17/2022
						4,000	(4)	$4,400
						45,000	(5)	$49,500
									3,000	(6)	$3,300
									22,500	(7)	$24,750
Graham J. Kayes	1,875	—		$3.9600	8/30/2015
	2,500	—		$3.9400	8/17/2016
	8,900	—		$7.4800	8/16/2017
	80,000	20,000	(2)	$6.0000	3/24/2021
	40,000	60,000	(3)	$6.0000	4/17/2022
						16,666	(4)	$18,333
						35,000	(5)	$38,500
									12,500	(6)	$13,750
									17,500	(7)	$19,250
Jose Maria Costa Garcia	1,875	—		$3.9600	8/30/2015
	2,500	—		$3.9400	8/17/2016
	14,300	—		$7.4800	8/16/2017
	80,000	20,000	(2)	$6.0000	3/24/2021
	40,000	60,000	(3)	$6.0000	4/17/2022
						23,333	(4)	$25,666
						35,000	(5)	$38,500
									17,500	(6)	$19,250
									17,500	(7)	$19,250
William L. O’Quinn, Jr.	5,000	—		$3.9600	8/30/2015
	5,000	—		$3.9400	8/17/2016
	14,300	—		$7.4800	8/16/2017
	80,000	20,000	(2)	$6.0000	3/24/2021
	40,000	60,000	(3)	$6.0000	4/17/2022
						23,333	(4)	$25,666
						35,000	(5)	$38,500
									17,500	(6)	$19,250
									17,500	(7)	$19,250

(1)	The market value of stock awards is based on the closing price of the Company’s common stock on March 31, 2015, the last trading day of the fiscal year, which was $1.10 per share.
(2)	Premium-priced non-qualified stock option awards granted on March 24, 2011. Awards vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(3)	Premium-priced non-qualified stock option awards granted on April 17, 2012. Awards vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(4)	Restricted share units granted June 12, 2013. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(5)	Restricted share units granted June 16, 2014. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(6)	Performance-contingent share units awards granted on June 12, 2013. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance has been achieved. For additional information see the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” and the “Grants of Plan-Based Awards Table.”
(7)	Performance-contingent share units awards granted on June 16, 2014. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance has been achieved. For additional information see the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” and the “Grants of Plan-Based Awards Table.”

Option Exercises and Stock Vested Table

The following table summarizes information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares, restricted stock units and performance shares for fiscal year 2015.

Option Exercises and Stock Vested
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Pieter Sikkel	—	—	23,334	$64,402
Joel L. Thomas	—	—	2,000	$5,520
Graham J. Kayes	—	—	8,334	$23,002
Jose Maria Costa Garcia	—	—	11,667	$32,201
William L. O’Quinn, Jr.	—	—	11,667	$32,201

(1)	Restricted share unit vesting and dollar values reflect amounts on a pre-tax basis. The plans under which the restricted share units were granted permit the withholding of shares upon vesting to pay applicable income taxes.
(2)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2015.

Nonqualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Pieter Sikkel(3)	—	$45,000	$16,095	$69,994	$427,966
Joel L. Thomas	—	$24,750	$247		$31,184
Graham J. Kayes(4)	—	$45,501	$16,262	$509,583	$24,000
Jose Maria Costa Garcia(5)	—	$24,000	$46,990		$401,336
William L. O’Quinn, Jr.	—	$15,025	$2,533		$81,030

(1)	During fiscal year 2015, the Named Executive Officers were participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company pay credits and interest credits are added to the account. The company pay credit is equal to a specified percentage of base salary, bonus and annual incentive compensation paid to the participant during the fiscal year. For fiscal year 2015, the company credit for Messrs. Sikkel, Thomas, Kayes, and Costa Garcia was 7.5%. Mr. O’Quinn’s company credit was 5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2015, the interest crediting rate was 3.99%.

Each participant becomes vested in his AOI SRAP benefit after five years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

Aggregate earnings in the last fiscal year are not included in the compensation reported for fiscal year 2015 in the Summary Compensation Table included elsewhere in this proxy statement and amounts included in the aggregate balance at last fiscal year end were not included in compensation report in such tables in prior years.

(2)	None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal year 2015.
(3)	Mr. Sikkel also had a vested balance in the Alliance One International, Inc. Global Pension Plan (the “AOI GPP”). The AOI GPP is a defined contribution pension plan established by the Company for certain international employees. Mr. Sikkel has not been an active participant in the AOI GPP since he transferred to the United States in 2008. He no longer received Company contributions, nor could he make contributions to the plan. Mr. Sikkel directed the investments in his account and accepted complete investment risk. Mr. Sikkel’s amount in the column “Aggregate Earnings in Last FY” consists of $14,694 earned in the AOI SRAP and $1,401 in the AOI GPP. Effective April 14, 2014, Mr. Sikkel withdrew his vested balance of $69,994 from the AOI GPP and closed his account. His amount in the column “Aggregate Balance at Last FYE” consists solely of his balance in the AOI SRAP.
(4)	Mr. Kayes also had a vested balance in the AOI GPP. Mr. Kayes has not been an active participant in the AOI GPP since he transferred to the United States on July 1, 2014. Following his transfer, he no longer received Company contributions, nor could he make contributions to the plan. Mr. Kayes directed the investments in his account and accepted complete investment risk. Mr. Kayes’s amount in the column “Aggregate Earnings in Last FY” consists of $0 earned in the AOI SRAP and $16,262 in the AOI GPP. Effective October 6, 2014, Mr. Kayes withdrew his vested balance of $509,583 from the AOI GPP and closed his account. His amount in the column “Aggregate Balance at Last FYE” consists solely of his balance in the AOI SRAP.

(5)	Mr. Costa Garcia also has a vested balance in the Alliance One International Services Ltd Group Personal Pension Plan (the “AOISL PPP”), a defined contribution plan established by the Company for employees of Alliance One International Services Ltd based in the United Kingdom. Mr. Costa Garcia’s ceased active participation in the AOISL PPP upon his promotion and transfer to the United States on August 1, 2012. He no longer receives Company contributions, nor can he make contributions to the plan. Mr. Costa Garcia directs the investments in his account and bears complete investment risk. Mr. Costa Garcia’s amount in the column “Aggregate Earnings in Last FY” consists of $4,326 earned in the AOI SRAP and $42,664 in the AOISL PPP. His amount in the column “Aggregate Balance at Last FYE” consists of $136,738 in the AOI SRAP and $264,598 in the AOISL PPP. Accounts in the AOISL PPP are denominated in U.K. pound sterling and the amounts are converted to U.S. dollars using the exchange rate as of the end of the fiscal year, which was 1.48339 U.K. pound sterling to 1 U.S. dollar.

Pension Benefits Table

The following table presents information as of March 31, 2015 concerning the Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”), the Company’s defined benefit pension plan that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement.

Pension Benefits
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
J. Pieter Sikkel	AOI Pension Plan (2)	7.83	$112,468	—
Joel L. Thomas	AOI Pension Plan (2)	9.25	$75,842	—
Graham J. Kayes	AOI Pension Plan (2)	0.75	$13,556	—
Jose Maria Costa Garcia	AOI Pension Plan (2)	2.67	$36,912	—
William L. O’Quinn, Jr.	AOI Pension Plan (2)	9.67	$71,848	—

(1)	Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note 13 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, except as described in the footnotes below.
(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).

Plan Summary/Provisions

The AOI Pension Plan is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. As of the last day of each calendar year, the participant’s notional account balance is credited with a notional retirement credit equal to a percentage of eligible compensation for the year. The percentage is based on the participant’s age and years of total service with AOI or one of its subsidiaries, as follows:

Age plus Service	Retirement Credit
Under 40	3.5%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

As of March 31, 2015, combined age and credited service for Messrs. Sikkel, Thomas, Kayes, Costa Garcia and O’Quinn equaled 82, 58, 77, 72 and 56 respectively.

Eligible compensation generally includes all taxable earnings paid in cash plus the participant’s pre-tax 401(k) and cafeteria plan contributions for the year. However, eligible compensation does not include commissions and extra pay for foreign service. In addition, compensation in excess of the applicable IRS limit ($260,000 for calendar year 2014) is ignored.

The participant’s notional account balance is also credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%. The interest crediting rate for calendar year 2014 is 1.12%.

As of March 31, 2015, the AOI Pension Plan covered all full-time, salaried employees of the Company and its subsidiaries who have completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after three years of service with at least one hour of service on or after January 1, 2008 or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The AOI Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the AOI Pension Plan. These provisions will not have a material effect on benefit payments for any of the Named Executive Officers. As of March 31, 2015, none of Messrs. Sikkel, Thomas, Kayes, Costa Garcia and O’Quinn were eligible for early retirement.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers would be entitled to receive on account of their termination of employment, assuming that their employment had been terminated on March 31, 2015 under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements and nonvested equity awards. Except as specifically noted, the table does not include the value of benefits payable under the AOI Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers’ exercise of equity awards that were vested as of March 31, 2015.

		Termination Scenario
Name	Benefit	Voluntary Termination without Good Reason	Disability	Death	Termination following Change-in- Control (1)	Involuntary Termination with Cause	Involuntary Termination without Cause (2)
J. Pieter Sikkel	Severance or Salary Continuation Payments (3)	—	$600,030	—	$1,200,000	—	$1,200,000
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$128,333	$128,333	$128,333	—	—
	Performance-Contingent Share Units(6)	—	—	—	$77,000	—	—
	Welfare Benefits (7)	—	$24,192	—	$32,256	—	$32,256

		—	$752,555	$128,333	$1,437,589	—	$1,232,256

Joel L. Thomas	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$53,900	$53,900	$53,900	—	—
	Performance-Contingent Share Units(6)	—	—	—	$28,050	—	—
	Welfare Benefits (7)	—	—	—	—	—	—
		—	$17,520	$17,520	$26,280	—	—

		$—	$71,420	$71,420	$108,230	—	—

Graham J. Kayes	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$56,833	$56,833	$56,833	—	—
	Performance-Contingent Share Units(6)	—	—	—	$64,166	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$56,833	$56,833	$120,999	—	—

Jose Maria Costa Garcia	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$64,166	$64,166	$64,166	—	—
	Performance-Contingent Share Units(6)	—	—	—	$38,500	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		$—	$64,166	$64,166	$102,666	—	—

William L. O’Quinn, Jr.	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$64,166	$64,166	$64,166	—	—
	Performance-Contingent Share Units(6)	—	—	—	$38,500	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$64,166	$64,166	$106,666	—	—

(1)	Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by the Company without cause.
(2)	Amounts reflect benefits payable in the absence of a change in control.
(3)	The severance benefit shown for Mr. Sikkel under Disability is equal to two-thirds of his base salary in effect on March 31, 2015 for 18 month. The severance benefit shown for Termination following Change-in-Control and Involuntary Termination without Cause is based on two times his base salary in effect on March 31, 2015.
(4)	Stock option values are estimated based on the closing price of the Company’s common stock on March 31, 2015. Upon a Named Executive Officer’s termination of employment (other than a for cause termination by the Company), for Disability or after satisfying the eligibility requirements for retirement under the AOI Pension Plan, the options granted March 24, 2011 and April 17, 2012 shall vest immediately as detailed in the grant agreements. However, because the closing price of the Company’s common stock on March 31, 2015 was less than the $6.00 exercise price, no value is included in the table.
(5)	Restricted share unit values are estimated based on the closing price of the Company’s common stock on March 31, 2015. Upon death or disability, all restricted share unit awards become immediately vested in accordance with the provisions of the grant agreements. Upon a change-in-control, per the provisions of the 2007 Incentive Plan, the Committee, in its sole discretion, may provide for the vesting of the restricted share unit awards. Therefore, we have assumed for the purposes of presentation in this table that the restricted share awards will vest upon termination following a change in control.
(6)	For performance-contingent share unit awards granted on June 16, 2014, in accordance with the grant agreements, upon termination of a Named Executive Officer for any reason at any time (other than termination following a change in control) on or prior to the first anniversary of the grant date of June 16, 2014, all vested and unvested performance-contingent share granted on June 16, 2014 units shall be forfeited. For performance-contingent share unit awards granted on June 12, 2013, in accordance with the grant agreements, upon termination of a Named Executive Officer for any reason (other than termination following a change in control) on or prior to the last day of the year-two performance period (March 31, 2015), all unvested performance-contingent shares granted on June 12, 2013 shall be forfeited. Upon a change-in-control, per the provisions of the 2007 Incentive Plan, the Committee, in its sole discretion, may provide for the vesting of the performance-contingent share unit awards. We have assumed for the purposes of presentation in this table that the awards will vest at target upon termination following a change in control.
(7)	Amounts shown for welfare benefits reflect the value of the Company’s obligation to provide post-termination coverage under the Company’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Mr. Sikkel’s employment agreement entitles him to a health care coverage benefit for 24 months following termination in which the Company will reimburse Mr. Sikkel for up to eighteen months to the extent that the cost of his monthly premiums for coverage under COBRA exceeds the share of the monthly premiums he was paying to participate in the active health care coverage at the time of termination. Once the eighteen months of COBRA coverage is exhausted, the Company will reimburse Mr. Sikkel for the costs of his monthly premiums for replacement health insurance coverage, provided that such reimbursements do not exceed the amount being reimbursed at the time his right to coverage under COBRA ends. This benefit will cease at such time Mr. Sikkel becomes eligible for health care coverage through a subsequent employer.

Employment Agreements

On February 5, 2013, the Company entered into an employment agreement with Mr. Sikkel which was effective as of March 1, 2013 that contains provisions relating to termination for cause, termination due to disability, termination other than cause and termination for good reason following a change-in-control of the Company. Mr. Sikkel’s employment agreement has an initial term expiring three years after the effective date and is subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Sikkel at least 90 days prior to the scheduled expiration. If Mr. Sikkel’s employment is terminated by the Company without cause, if Mr. Sikkel resigns his employment for good reason or Mr. Sikkel resigns for a change-in-control good reason within twelve months after a change-in-control of the Company, he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. In addition to severance payments, in connection with a termination of employment as described above, Mr. Sikkel is entitled to health care coverage benefits for up to two years following termination and payment of up to $25,000 for outplacement services. If Mr. Sikkel’s employment is terminated because of disability, he is entitled to receive payments for 18 months at two-thirds of his annual base salary at time of termination. If Mr. Sikkel’s employment is terminated by the Company with cause or he separates from employment for any reason other than good reason or following a change-in-control, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within ninety-five days prior to separation of employment: Mr. Sikkel’s base salary is reduced more than fifteen percent unless the reduction is part of and at the same percentage as an across-the-board salary reduction for AOI’s senior management, AOI fails to perform any material obligation or breaches any material provision of the employment agreement, or Mr. Sikkel is not re-elected to the position of President and Chief Executive Officer; and, Mr. Sikkel resigns in writing within thirty days after such events arise.

Mr. Sikkel’s agreement also contains a world-wide non-competition provision for twelve months following a termination or separation of employment. In addition, he is subject to a prohibition on solicitation of the Company’s employees, customers and vendors, for a period of twenty-four months after any termination or separation of employment.

PROPOSAL FOUR

APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

The Executive Compensation Committee of the Board (the “Committee”) has authorized, and the Board of Directors has approved, a stock option exchange program for eligible employees subject to shareholder approval. If implemented, the exchange program would permit eligible employees, which excludes the Named Executive Officers and members of the Board of Directors, to surrender certain outstanding stock options for cancellation in exchange for the grant of a lesser number of restricted share units. Only stock options with a per-share exercise price of $60.00 ($6.00 prior to the reverse stock split effective after the close of trading on June 26, 2015) will be eligible for the exchange. The exchange program is structured as a value-for-value exchange to avoid any incremental accounting charge to the extent practicable.

Overview

The Company’s current business environment is extremely challenging, impacted by global oversupply conditions and changing industry dynamics, which resulted in the Company announcing a global restructuring program in March 2015. Due to the current challenges facing the Company and the industry in general, over the 52 weeks preceding June 17, 2015 (the date the Committee authorized the exchange program), the price of Alliance One common stock ranged from $8.30 to $28.70 ($0.83 to $2.87 prior to the recent reverse stock split). As a result, the $60.00 ($6.00 prior to the reverse stock split) premium-priced stock options granted to employees in 2011 and 2012 provide little or no perceived value for the option holder. As of June 17, 2015, these stock options had an exercise price that was 167% above the then-current market price of Alliance One common stock, and such options that were outstanding on that date represented the right to purchase a total of approximately 182,000 shares (adjusted for the reverse stock split).

While the Company is making progress towards strengthening its global competitive position through the global restructuring program and continued emphasis on improving efficiencies, it faces significant challenges with employee retention and continues to suffer from elevated employee attrition. Equity incentive compensation is an important component of employee compensation. A consistent message that has been communicated from holders of the premium-priced stock options awarded in 2011 and 2012 is that they perceive these underwater stock options as having little or no value and that they provide no incentive to stay with the Company through this difficult period. As a result, these stock options are now largely ineffective in providing the incentives that the Company believes are necessary to motivate and retain its employees and create a significant “overhang” under the Company’s equity incentive plan, reducing the number of awards that could otherwise be awarded under that plan to create performance and retention incentives. The inability to provide meaningful equity incentive compensation has substantially reduced the competitiveness of the Company’s overall compensation program as compared to peer companies. In addition, the market for exceptional employees is increasingly competitive, which is exacerbating the problem. In order to successfully complete its restructuring, the Committee and the Board of Directors believe that it is important to incentivize employees to remain with the Company through this period.

The objective of the Company’s equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of the shareholders. The Company believes that, if approved by the shareholders, the exchange program would be an important component in the Company’s efforts to achieve that goal.

Mindful of shareholder interests, the Committee has designed the exchange program to include several shareholder-friendly features such as:

•	the exclusion of the Named Executive Officers and members of the Board of Directors from participating;

•	the goal of being a value-for-value exchange for employees, structured to avoid any incremental accounting charge under ASC 718 to the extent practicable;

•	the inclusion of only stock options with an exercise price that equals $60.00 (adjusted for the recent reverse stock split); and

•	a reduction in the equity award “overhang” represented by these options which have a high exercise price and are no longer effective as performance and retention incentives.

Shareholder approval of the exchange program is required under the listing rules of the New York Stock Exchange and the terms of the Alliance One International, Inc. Amended and Restated 2007 Incentive Plan. If the shareholders do not approve the exchange program, the options that would have been eligible will remain outstanding in accordance with their existing terms.

Summary of Material Terms

The exchange program, if approved by the shareholders, would provide for the following:

•	The exchange program will be open to all employees in the 2007 Incentive Plan with outstanding stock options that have a per-share exercise price of $60.00, with the exception of the Named Executive Officers and members of the Board of Directors. Employees will be permitted to exchange all, some or none of their eligible options for replacement restricted share units, provided that an individual option grant may not be partially exchanged.

•	Replacement restricted share units will be issued on a value-for-value basis for eligible options surrendered in the exchange program. For example, if the current calculated Black-Scholes value of an eligible stock option is $3.54, and a new restricted share unit is worth $22.90, the exchange ratio would be $3.54:$22.90, or 6.50 options for one new restricted share unit. The exact ratio would be established at the time of the exchange program is commenced, based on the price the Company’s common stock at that time.

•	None of the replacement restricted share units will be vested on the date of grant. Instead, replacement restricted share units will vest over a three-year period with 50% vesting on the first anniversary of the date of grant, and 25% vesting on the second and third anniversaries of the date of grant. The Committee chose this vesting schedule to recognize that some vesting was already earned on the options eligible for exchange, and to motivate and provide retention incentive for employees over the three-year vesting period.

If shareholders approve the exchange program, it is expected to commence during the second quarter of fiscal year 2016. The Committee may, in its sole discretion, determine to postpone the actual start date of the exchange program to a date within 12 months following the date of shareholder approval or determine not to effect the exchange program at all. If the exchange program does not commence within 12 months following shareholder approval, the Company would consider any future exchange program or similar program to require new shareholder approval before it can be implemented.

Reasons for the Exchange Program

The market for exceptional employees is increasingly competitive. The Company continues to believe that equity awards are an important component of its compensation program for key employees and can provide a competitive advantage. However, the Company also believes that recipients generally perceive the premium-priced stock options awarded to them in 2011 and 2012 to have little or no value due to the significant difference between the exercise price and the current market price of Alliance One common stock. These stock options create a significant “overhang” under the 2007 Incentive Plan, reducing the number of awards that could otherwise be awarded under that plan to create performance and retention incentives. As a result, these outstanding stock options significantly constrain the Company’s ability to provide effective equity incentives that it believes are necessary to motivate and retain key employees.

Alternatives Considered

When considering how best to continue to provide incentives and reward employees who hold these options that are significantly underwater, the Committee considered the following alternatives:

•	Exchange options for cash. The Committee considered implementing a program to exchange underwater options for cash payments. However, it believes that in addition to reducing the Company’s cash balance, an exchange program where options are generally exchanged for cash would not have significant long-term retentive value and would not successfully align employees’ interests with those of the shareholders.

•	Exchange options for stock options having a per-share exercise price equal to the current fair-market value. The Committee also considered implementing a program to exchange underwater options for stock options having a per-share exercise price equal to the fair market value of Alliance One common stock on the replacement grant date. However, it believes that restricted share units provide the best vehicle for achieving the goals of motivating and retaining employees and will reduce the number of shares necessary to achieve the same compensation objective.

The Exchange Program

After weighing each of the alternatives, the Committee decided to authorize a value-for-value exchange program, offering restricted share units for the outstanding stock options with a per-share exercise price of $60.00. The Committee and the Board of Directors have determined that a program under which employees generally could exchange these significantly underwater stock options for restricted share units is the most attractive alternative for a number of reasons, including the following:

•	The exchange program offers a meaningful incentive for participating employees. As of June 17, 2015, the premium-priced stock options with a per-share exercise price of $60.00 held by employees were 167% underwater. The Company believes that these stock options no longer represent effective incentives to motivate or help retain these key employees. By exchanging these significantly underwater stock options for restricted share units subject to extended vesting schedules, the Company believes that the exchange program would aid both motivation and retention of those employees participating in the exchange program, while better aligning the interests of employees with the interests of the shareholders.

•	The Company believes that the exchange program can significantly increase retention. Replacement restricted share units will have a three-year vesting schedule. The Company believes that this vesting schedule will provide a strong incentive for employees to remain with the Company and will largely alleviate the need to find other extraordinary compensatory measures to retain key employees.

•	The exchange program will enable the Company to redeploy non-cash compensation charges that it is already incurring for awards that currently have very little motivational impact. Under applicable accounting rules, the Company is required to recognize compensation expense related to outstanding options, even if those options are never exercised because they remain underwater and are not perceived by employees to provide value. By replacing options that have relatively little retentive or incentive value with new restricted share units, the Company will increase both retention and incentive value while minimizing the additional compensation expense that would result from issuance of new options without an exchange.

•	If there is significant participation in the exchange program, the “overhang” from exchanged stock options will be reduced and more shares will be available for awards under the 2007 Incentive Plan. If a significant portion of the eligible stock options are exchanged for restricted share units in the exchange program, the Company anticipates that the number of shares of common stock remaining available for issuance for future grants under the 2007 Incentive Plan will increase substantially. While the exact impact on the number of shares available for future awards will depend on the exchange ratios of the exchange program, which will be set when the exchange program commences and will depend on the per-share price of Alliance One common stock at that time, an illustrative example is included in this proxy statement under the heading “Details of the Stock Option Exchange Program—Effect on the 2007 Incentive Plan.”

Details of the Stock Option Exchange Program

Eligibility

If implemented, the exchange program will be open to all employees in the 2007 Incentive Plan with outstanding stock options that have a per-share exercise price of $60.00, with the exception of the Named Executive Officers and members of the Board of Directors. The exchange program will not be open to any former employees since former employees are not eligible to receive a new award of restricted share units under the terms of the 2007 Incentive Plan.

The Company estimates that as of June 17, 2015 approximately 36 employees would be eligible to participate in the exchange program. Of the outstanding eligible options held by such employees as of June 17, 2015, the maximum number of shares of common stock underlying options which could be surrendered for exchange and replaced is approximately 182,000 (adjusted for the reverse stock split).

Election to Participate

Participation in the exchange program will be voluntary. Under the exchange program, eligible employees may make an election to surrender eligible stock options in exchange for replacement restricted share units.

Value-for-Value Exchange

Shortly before the start of the exchange offer, the Committee will determine the exchange ratio by grouping together eligible options with similar grant dates and then assigning an appropriate exchange ratio to each grouping, depending on the fair market value of Alliance One common stock on the determination date (the closing price of the common stock). Exchange ratios will be designed with the goal of making the grant of replacement restricted share units a value-for-value exchange for employees, structured to avoid any incremental accounting charge to the Company, to the extent practicable at the time that the ratios are established.

The exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value of the eligible options, the Black-Scholes option valuation model takes into account many variables and estimates, such as the volatility of Alliance One common stock and the expected term of an eligible option. The fair value of each replacement restricted share unit will equal the fair market value of Alliance One common stock on the determination date (the closing price of the common stock). As indicated, setting the exchange ratios in this manner is intended to result in the issuance of restricted share units that have a fair value that is approximately equal to the fair value of the exchanged eligible options. This should minimize any additional compensation cost that the Company must recognize upon granting the restricted share units, subject to any incremental compensation expense that might result from fluctuations in the fair market value of Alliance One common stock after the exchange ratios have been established, but before the date on which eligible options are exchanged for replacement restricted share units.

Although the exchange ratios cannot be currently finalized, the Company can provide an example based on certain assumptions regarding a hypothetical commencement of the exchange program in September 2015. The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative closing stock price on the determination date of $22.90 and (ii) the assumption that the expected volatility used for calculations was 46.42%. Based on the above method of determining the exchange ratios, the following exchange ratios would apply (the numbers of shares presented below reflect the reverse stock split effected after the close of business on June 26, 2015):

Year Options Were Awarded	Maximum Number of Shares Underlying Options	Weighted Average Remaining Life (in years)	Exercise Price (adjusted for the reverse stock split)	Assumed Exchange Ratio	Total Assumed Restricted Share Units to be Granted (assuming 100% participation)
2011	89,000	5.77	$60.00	6.50 to 1	13,692
2012	93,000	6.83	$60.00	6.50 to 1	14,308

Terms of Replacement Restricted Share Units

None of the restricted share units granted in exchange for eligible stock options will be vested on the date of grant. The new restricted share units will vest, subject to a participating employee’s continued employment, over a three-year period with 50% becoming vested on the first anniversary of the date of grant, and 25% becoming vested on the second and third anniversaries of the date of grant. Restricted share units issued in the exchange program will be granted pursuant to the 2007 Incentive Plan and will be subject to the terms and conditions of the 2007 Incentive Plan and a restricted share unit award agreement to be entered into between the Company and each participating employee.

Effect on Shareholders

The exchange program was designed to provide renewed incentives and motivate the eligible employees to continue to create shareholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. The Company is unable to predict the precise impact of the exchange program on shareholders because it cannot predict which, or how many, employees will elect to participate in the exchange program, and which or how many eligible options such employees will elect to exchange.

Effect on the 2007 Incentive Plan

If all of the eligible stock options were exchanged for restricted share units in accordance with the assumed exchange ratios, eligible options for approximately 182,000 shares would be surrendered and cancelled and would be returned to the 2007 Incentive Plan, while approximately 28,000 restricted share units would be issued under the 2007 Incentive Plan. The numbers of shares set forth above and in the remainder of this section have been adjusted to reflect the recent reverse stock split.

As of June 17, 2015, there were 90,878 shares of common stock available for future grants under the 2007 Incentive Plan. Under the terms of the 2007 Incentive Plan, any shares subject to outstanding awards that are cancelled are added back to the number of shares available for future grants under the 2007 Incentive Plan. If all the eligible stock options granted under the 2007 Incentive Plan were exchanged in the proposed exchange program, then approximately 182,000 shares of common stock would be added back to the 2007 Incentive Plan. Also, under the terms of the 2007 Incentive Plan, the grant of a restricted share unit award reduces the number of shares of common stock available for issuance under the 2007 Incentive Plan by two shares of common stock for each share subject to a restricted share unit award. The issuance of the 28,000 assumed restricted share units in the proposed exchange program would reduce the number of shares of common stock available for issuance under the 2007 Incentive Plan by 56,000 shares.

Therefore, if all of the eligible stock options were exchanged for restricted share units in accordance with the assumed exchange ratios, the number of shares of common stock remaining available for issuance for future grants under the 2007 Incentive Plan would increase from 90,878 shares to 216,878 shares.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to employees will be provided in the exchange offer materials that will be made available to employees upon the commencement of the exchange program. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position.

The exchange program should be treated as a non-taxable exchange for U.S. federal income tax purposes, and the Company and participating employees should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement restricted share units. The tax consequences of the exchange program in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to employees subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

Under the applicable provisions of accounting principles generally accepted in the United States of America (codified as ASC 718), the Company expects to recognize the unamortized compensation cost of the surrendered options as well as any incremental compensation cost of the restricted share unit awards granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted share unit award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental, if any, and remaining compensation expense associated with the exchange program will be recognized over the remaining vesting period of the surrendered options.

Benefits of the Exchange Program to Eligible Employees

Because the decision whether to participate in the exchange program is completely voluntary, the Company is not able to predict who will participate, how many options any particular employee will elect to exchange, or the number of replacement restricted share units that the Company may grant in the exchange program. As noted above, Named Executive Officers, members of the Board of Directors and former employees are not eligible to participate in the exchange program.

Implementing the Exchange Program

The Company has not yet commenced the exchange program and commence the exchange program unless the shareholders approve this proposal. The Committee authorized the exchange program on June 17, 2015, subject to shareholder approval. If this proposal is approved by the shareholders, the offer to surrender eligible options in exchange for replacement restricted share units is expected to commence during the second quarter of fiscal year 2016. The Committee may, in its sole discretion, determine to postpone the actual start date of the exchange program to a date within 12 months following the date of shareholder approval of this proposal or determine not to effect the exchange program at all.

If shareholders approve this proposal, eligible employees will be offered the opportunity to participate in the exchange program pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days to elect to exchange all, some, or none of their eligible options for replacement restricted share units. Once the offer to exchange is closed, eligible options that were surrendered for exchange will be cancelled, and the Committee will approve grants of restricted share unit awards to participating employees in accordance with the established exchange ratios, which grants will be evidenced by a restricted share unit award agreement to be entered into between the Company and each participating employee.

Prior to commencement of the exchange program, the Company will file the offer to exchange with the Securities and Exchange Commission (“SEC”) as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to review the offer to exchange and other related documents filed by Alliance One with the SEC free of charge on the SEC’s website at http://www.sec.gov.

While the terms of the exchange program are expected to be materially similar to the terms described above, the Company may find it necessary or appropriate to change the terms of the exchange program to take into account administrative needs, requirements of applicable law, accounting rules, and Company policy decisions that make it appropriate to change the exchange program. Although the Company does not anticipate that the SEC would require the Company to modify the terms materially, it is possible that the Company will need to alter the terms of the exchange program to comply with potential SEC comments. The Company also may alter the method of determining the exchange ratios if it decides that there is a more efficient and appropriate way to set the ratios while still continuing to avoid any incremental accounting charge to the Company to the extent practicable. However, the Company will not in any circumstances permit the members of the Board of Directors or Named Executive Officers to participate or establish exchange ratios that, as of the date of determination of the exchange ratios and based on the valuation assumptions then made, would result in a fair value, for accounting purposes, of the replacement awards that is not approximately equal to the fair value of the eligible stock options to be surrendered in the exchange as described in this proxy statement.

Vote Required

This proposal will be approved if a majority of the votes cast on the proposal are cast “FOR” approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK OPTION EXCHANGE PROGRAM.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2015, is first being mailed to shareholders with this proxy statement on or around July 10, 2015.

By Order of the Board of Directors:

William L. O’Quinn, Jr.
Secretary

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Hamner Conference Center

North Carolina Auditorium

15 TW Alexander Drive

Research Triangle Park, NC 27709

August 13, 2015

10:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.astproxyportal.com/ast/25603/

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

¢ 20330300000000000000 3	081414

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES,

AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: Three Class III nominees for a three-year term expiring in 2018:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Carl L. Hausemann (Class III) O Mark W. Kehaya (Class III) O Martin R. Wade (Class III)		2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016.	☐	☐	☐
				3.	Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐
				4.	Approval of a stock option exchange program under which eligible employees would be able to exchange certain stock options for a lesser number of restricted share units.	☐	☐	☐
In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0                         ¢

PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 13, 2015

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints William L. O’Quinn, Jr. and Joel L. Thomas or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 13, 2015, at the Hamner Conference Center, North Carolina Auditorium, 15 TW Alexander Drive, Research Triangle Park, NC 27709, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side and FOR proposals 2, 3 and 4.

(Continued and to be signed on the reverse side.)

¢	14475 ¢